Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is hereby made by and between Charles D. Naslund, on behalf of himself, his spouse, beneficiaries, heirs, agents, successors, assigns, dependents, and anyone acting on his behalf (collectively referred to throughout this Agreement as “Naslund”), and Ameren Services Company, on behalf of itself, its parent, subsidiaries, divisions, affiliate companies, successors, predecessors, directors, officers, shareholders, employees, agents and anyone acting for it (collectively referred to throughout this Agreement as “Ameren”). This Agreement shall be effective on the later of April 1, 2015 or the eighth day following the date Naslund signs this Agreement if Naslund does not revoke it before then (the “Effective Date”).
WHEREAS, Naslund will retire from Ameren effective as of March 1, 2015, after years of service with Ameren;
WHEREAS, Naslund, who most recently served as the Executive Vice President, Corporate Operations Oversight, Union Electric Company, has expertise in Ameren’s business and operations and is willing to provide consulting services to Ameren for certain pay that is provided under the terms and conditions set forth herein, and which pay is in addition to any other pay and benefits that may be due to Naslund upon his retirement with Ameren pursuant to any plans or programs maintained by Ameren;
WHEREAS, Ameren is willing to engage Naslund as an independent contractor, and not as an employee, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:
1.Consulting Arrangement. Provided that Naslund abides by all of Naslund’s obligations under Section 3, then on the conditions that (i) on or within 21 days after receiving this Agreement (but not before March 1, 2015) Naslund signs, dates and returns the Agreement and (ii) Naslund does not revoke the signed Agreement, Ameren agrees to provide a consulting arrangement to Naslund in accordance with this Agreement. Naslund agrees to provide consulting services to Ameren for an 18 month period beginning on the Effective Date (the “Consulting Period”) as an independent contractor as set forth herein.
(a)    Compensation.
(i)    For the Consulting Period, Ameren shall pay Naslund a monthly retainer equal to $11,000, beginning April 2015. Under Internal Revenue Code Section 409A, each payment shall be treated as a separate payment. Naslund agrees that the payments and promises made by Ameren to Naslund under this Agreement constitute valid consideration to Naslund for his obligations and promises made under this Agreement, including those promises made in Section 3.

Initialed by Charles D. Naslund CDN

(ii)    The last monthly retainer shall be consideration for an additional waiver and release agreement containing the terms and provisions substantially similar to those contained in Sections 4-7 and Sections 9-10 to be executed by Naslund upon termination of the Consulting Period (including any extensions).
(b)    Services and Term.
(i)    During the Consulting Period, Naslund will provide expertise and advice to Ameren in matters related to its nuclear generation business. Naslund will be a liaison for the Nuclear Oversight and Environmental Committee of the Board of Directors and the Nuclear Safety Review Board, provide leadership development of officers in the nuclear generation business, and consultation to Ameren's nuclear and other business operations. Any documented reasonable expenses Naslund may incur relating to the consulting position, including travel expenses, will be reimbursed by Ameren in accordance with Ameren’s standard policies and procedures and as approved by the Senior Vice President, Corporate Planning and Oversight, Ameren Services Company, or his or her designee.
(ii)    The Consulting Period may be extended upon the mutual agreement of Naslund and the Chairman, President and CEO, Ameren Corporation, or his or her designee. The arrangement will automatically terminate pursuant to Section 1, unless the parties mutually agree in writing to terminate the arrangement earlier or extend the Consulting Period. Upon termination of his consulting services and except as otherwise provided therein, Naslund acknowledges that any other obligation pursuant to Section 3 shall remain in effect. Except as provided in Section 1(a), if Naslund ceases to provide consulting services at any time during the Consulting Period, and for any reason, including due to his incapacity to perform such services, as determined in Ameren’s discretion, or death, Ameren will cease, and have no obligation, to pay the compensation provided under Section 1(a). Naslund certifies that Naslund has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Naslund from performing the consulting services or complying with the provisions of this Agreement. Naslund will not enter into any such conflicting agreement during the Consulting Period (including any extensions), without the express consent of Chairman, President and CEO, Ameren Corporation, or his or her designee.
(c)    Independent Contractor. It is the express intention of Ameren and Naslund that Naslund perform any consulting services as an independent contractor to Ameren. Nothing in this Agreement shall in any way be construed to appoint Naslund as an agent or employee of Ameren. Without limiting the generality of the foregoing, Naslund is not authorized to bind Ameren to any liability or obligation or to represent that Naslund has any such authority.
(d)    Benefits. Ameren and Naslund agree that Naslund will not be eligible to participate in any Ameren-sponsored benefit plans or programs that are otherwise available to active employees during his Consulting Period. If Naslund is reclassified by a state or federal agency or court as Ameren’s employee, Naslund will become a reclassified employee and will receive no benefits from Ameren, except those mandated by state or federal law, even if by the

Initialed by Charles D. Naslund CDN

terms of Ameren’s benefit plans or programs of Ameren in effect at the time of such reclassification, Naslund would otherwise be eligible for such benefits.
(e)    Acknowledgement. Naslund agrees and acknowledges that he is not otherwise entitled to the Consulting Arrangement by virtue of his employment or retirement from employment with Ameren, and that his (i) failure to execute this Agreement or (ii) timely revocation of this Agreement shall render the Agreement null and void.
2.    Indemnification.
(a)    Naslund’s Indemnification. Naslund agrees to indemnify and hold harmless Ameren, its affiliates and their respective directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Naslund, (ii) any breach by Naslund of the covenants contained in this Agreement, (iii) any failure of Naslund to perform the consulting services in accordance with all applicable laws, rules and regulations, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from Naslund’s use of the work product of Naslund under this Agreement.
(b)    Ameren’s Indemnification. Ameren agrees to indemnify and hold harmless Naslund from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Ameren, its affiliates or their respective employees or agents (other than Naslund), (ii) any breach by Ameren, its affiliates or their employees or agents of any of the covenants contained in this Agreement, or (iii) any violation or claimed violation of a third party’s rights resulting in whole or in part from Naslund’s use of the information or materials received from Ameren or an affiliate under this Agreement.
3.    Naslund’s Obligations. The restrictions set forth in Sections 3(a) and (b) shall apply only for the Consulting Period.
(a)    Non-Compete. Naslund agrees that, without the express, written consent of the Chairman, President and CEO, Ameren Corporation, during the Consulting Period, Naslund will not, directly or indirectly, on behalf of himself or in conjunction with any other person, company or entity, own (other than less than 5% ownership in a publicly-traded entity), manage, operate, or participate in the ownership, management, operation, or control of or be employed (either as an employee, consultant or contractor) by any business, entity, partnership or person, (i) which is similar to the business conducted by Ameren and/or the energy or products produced and services provided by Ameren and (ii) with which Naslund would hold a position with responsibilities similar to the services provided under this Agreement or in which Naslund would have responsibility for or access to confidential or proprietary information similar or relevant to the Confidential Information Naslund had access to, utilized, or developed (whether by Naslund or Ameren) during the Consulting Period.
(b)    During the Consulting Period, Naslund will not, directly or indirectly, on behalf of himself or any other person, company or entity, market, sell, solicit, or manage any strategies

Initialed by Charles D. Naslund CDN

or methodologies that are similar to strategies or methodologies utilized or developed by Ameren and for which Naslund had access to, utilized, or developed (whether by Naslund or Ameren) during the Consulting Period. During the Consulting Period, Naslund will also not, directly or indirectly, on behalf of himself or any other person, company or entity, participate in the planning, lobbying, research or development of any strategies or methodologies that are similar to strategies or methodologies utilized or developed by Ameren and for which Naslund had access to, utilized, or developed (whether by Naslund or Ameren) during the Consulting Period.
(c)    Non-Solicitation of Employees. Naslund agrees that during the Consulting Period, Naslund, will not directly or indirectly, nor will he assist any third party, directly or indirectly, to (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding the Effective Date, to leave the employ of, terminate or reduce the person’s employment or business relationship with Ameren; (ii) interfere with the performance of any such persons’ duties for Ameren; or (iii) communicate with any such persons for the purposes described in this subsection.
(d)    Confidential Information. Naslund acknowledges that, by virtue of this consulting arrangement and his prior employment with Ameren, he has had access to and/or received trade secrets and other confidential and proprietary information and material with regard to Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, or personnel. Confidential Information shall not be considered generally available to the public if Naslund or others improperly reveal such information to the public without Ameren’s express written consent and/or in violation of an obligation of confidentiality to Ameren.
(e)    Disclosure of Confidential Information. Naslund agrees that any Confidential Information will be used by him only during the Consulting Period and only in connection with consulting activities on behalf of or for the benefit of Ameren and will not be used in any way that is detrimental to Ameren. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to Ameren, Naslund agrees (i) to hold the Confidential Information (whether acquired during his employment with Ameren or during the Consulting Period) in strictest confidence and to apply his best efforts to protect such Confidential Information (including, without limitation, taking at least that level of precaution Naslund employs with respect to his most confidential materials), (ii) to maintain any such Confidential Information or any information derived therefrom wholly separate from information provided to Naslund by any third party or belonging thereto, (iii) not to use or disclose, directly or indirectly, any such Confidential Information or any information derived therefrom to any third party, (iv) not to take any such Confidential Information into the facilities of any third party, (v) not to imitate, engineer or reverse engineer any such Confidential Information, (vi) not to otherwise use such Confidential Information for his own benefit or the benefit of others, without the prior written consent of Ameren, except as may be necessary to execute his consulting duties, and (vii) to return all Confidential Information in his possession, custody or control to Ameren within two business days of the termination of this Agreement or immediately

Initialed by Charles D. Naslund CDN

upon Ameren’s demand to return the Confidential Information to Ameren. Naslund shall notify Ameren in writing immediately upon the occurrence of any unauthorized release or other breach of this subsection of which Naslund is aware. In the event Naslund receives a subpoena or court order requiring the release of any Confidential Information, Naslund will notify Ameren’s Legal Department sufficiently in advance of the date for the disclosure of such information in order to enable Ameren to contest the subpoena or court order, and Naslund agrees to cooperate with the Company in any related proceeding involving the release of any Confidential Information. The confidentiality obligations of this subsection shall survive the Consulting Period and the termination of this Agreement.
(f)    Third Party Confidential Information. Naslund recognizes that Ameren has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Ameren’s part to maintain the confidentiality of such information. Such third-party information will be treated in the same manner as Ameren’s Confidential Information as described in subsection (e).
(g)    Non-Disparagement. During the Consulting Period and thereafter, Naslund agrees that he will not make or publish any statements or comments that disparage or injure the reputation or goodwill of Ameren, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of Ameren, or any of its affiliates, or any of its or their respective officers or directors; provided, however, nothing herein will prevent Naslund from providing any information that may be compelled by law.
(h)    Return of Ameren Property. Naslund agrees that, within two business days of the termination of the Agreement, or immediately upon Ameren’s demand, Naslund shall deliver all property and information of Ameren, including Confidential Information and third-party information described in subsection (f), which came into his possession or were developed by him in the course of his employment with Ameren or this consulting arrangement, including but not limited to, project files, keys, reports, memoranda, strategy documents, customer lists, credit cards, computers, office supplies, pagers, mobile devices and printers.
(i)    Ameren Relief. Naslund acknowledges and agrees that the obligations set forth in Section 3(a)-(h) are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. Naslund acknowledges and agrees that a breach by Naslund of any of the provisions of Section 3(a)-(h) above will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by Naslund or requiring Naslund to perform Naslund’s obligations hereunder, and, if Ameren prevails, it will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder. Such right to injunctive, equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which Ameren may be entitled at law

Initialed by Charles D. Naslund CDN

or in equity, including without limitation the right to recover monetary damages for the breach by Naslund of any of the provisions of this Agreement.
(j)    Discontinuation of Payments. Naslund agrees that if he breaches any of the obligations set forth in Section 3(a)-(h) above, then Ameren has the right to discontinue and not provide any outstanding pay and/or benefits that Naslund would otherwise not have been eligible to receive but for this Agreement.
4.    Waiver and Release. In consideration for the pay and/or benefits and other consideration set forth in the Agreement, Naslund hereby waives, releases and forever discharges Ameren from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against Ameren arising out of or related to Naslund’s employment with and/or retirement with Ameren and/or any other occurrence up to and including the date of this Agreement, including, but not limited to:
(a)    claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, Worker Adjustment and Retraining Notification Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
(b)    claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or
(c)    any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by Ameren, claims for bonuses, claims for expense reimbursement, claims for attorneys’ fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to Naslund’s employment with and/or separation from employment with Ameren; and/or
(d)    claims that Ameren violated its personnel policies, handbook, or any implied or express contract of employment; and/or
(e)    claims under the Lilly Ledbetter Fair Pay Act, including claims that Naslund has been adversely affected by the application of a discriminatory compensation decision or other discriminatory practice.
Subject to execution of the additional waiver and release agreement covering the Consulting Period, as described in Section 1(a), nothing in this Agreement affects future rights and claims, including rights to payment of any PSUP award that is outstanding as of March 1, 2015. With respect to any outstanding PSUP award, payout shall be subject to and determined by the terms of the applicable Award Agreement.

Initialed by Charles D. Naslund CDN

5.    Exclusions for Waiver and Release. Excluded from the Waiver and Release contained in Section 4 are any claims or rights which cannot be waived by law, including Naslund’s rights to accrued vacation. Nothing in this Agreement shall be construed to prohibit Naslund from filing a charge with an administrative agency, including the Equal Employment Opportunity Commission. Naslund is, however, waiving all rights to recover money or other individual relief in connection with any administrative charge, whether filed by Naslund or another individual or entity. Notwithstanding anything to the contrary, nothing in this Agreement: (A) is intended to release or waive any right Naslund has, or may have in the future, to indemnity, defense or other rights as an officer, employee or agent of the Ameren pursuant to its directors and officers liability insurance that covers Naslund, or (B) shall be construed as a waiver of any pay or benefits to which he is entitled pursuant to the terms and provisions of any Ameren-sponsored benefit plan or program in which he was a participant during his employment with Ameren, including but not limited to any tax-qualified or non-qualified retirement plan, retiree medical plan, annual or long-term incentive plan or at Naslund’s expense under COBRA.
6.    Covenant Not To Sue. In addition to and apart from the Waiver and Release contained in Section 4, Naslund also agrees never to sue Ameren or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to his employment with and/or retirement from Ameren, other than legal action (i) to challenge this Agreement under the ADEA, or (ii) to enforce the payment of the pay and/or benefits under this Agreement.
7.    Consequences of Breach of Covenant Not to Sue. Naslund further acknowledges and agrees that if he breaches the provisions of Section 4, then he shall be obligated to pay to Ameren its costs and expenses in enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees). Alternatively, at Ameren’s option: (i) Ameren shall be entitled to apply for and receive an injunction to restrain any violation of Section 3 above, (ii) Ameren shall not be obligated to continue payment of the pay and/or benefits under this Agreement to Naslund, and (iii) Naslund shall be obligated upon demand to repay to Ameren all but $10,000.00 of pay paid or made available to Naslund. Naslund further agrees that the covenants in this Section shall not affect the validity of this Agreement and shall not be deemed to be a penalty nor a forfeiture.
8.    Further Release And Acknowledgement. To the extent permitted by law, Naslund further waives his right to any monetary recovery should the Equal Employment Opportunity Commission or any other federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with Ameren. Naslund also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.
9.    ADEA Claims. Among the claims being waived and released by Naslund are any and all claims under the federal Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act of 1990 (“OWBPA”). Pursuant to the requirements of the ADEA and OWBPA, Naslund acknowledges that:
(i)    This Agreement is written in a manner that is understood by Naslund, that he in fact understands the Waiver and Release in Section 5, and that he understands the entire Agreement;

Initialed by Charles D. Naslund CDN

(ii)    Except as provided in Section 7, he knowingly, voluntarily and expressly intends to waive and release claims under the ADEA;
(iii)    He is not waiving rights or claims that may arise after the date this Agreement is executed;
(iv)    He is receiving valuable benefits and consideration under this Agreement that he is not already entitled to receive;
(v)    He has been and is being encouraged by Ameren to consult with an attorney prior to executing this Agreement;
(vi)    He has up to 21 days within which to consider this Agreement and its Waiver and Release before signing the Agreement;
(vii)    He has seven days following the execution of this Agreement to revoke the Agreement; and
(viii)    He has been advised that this Agreement shall not become effective or enforceable and the consideration set forth in Section 1 of this Agreement shall not be paid if Naslund exercises his right to revoke this Agreement.
10.    Cooperation and Disclosure of Information. Naslund further agrees that he shall make himself available to Ameren to provide reasonable cooperation and assistance to Ameren with respect to areas and matters in which he was involved during his employment, including any threatened or actual litigation concerning Ameren, and to provide to Ameren, if requested, information relating to ongoing matters of interest to Ameren so long as (i) Ameren takes into consideration his personal and business commitments, will give him as much advance notice as reasonably possible, and ask that he be available only at such time or times as are reasonably convenient to himself and Ameren and (ii) Ameren reimburses him for the actual out-of-pocket expenses he incurs as a result of complying with this provision, subject to his submission to Ameren of documentation substantiating such expenses as Ameren may require. Naslund has had the opportunity to and has met with the Company to discuss and disclose any health, safety, compliance or regulatory issue of which he is aware. He has confirmed that there are none.
11.    Cooperation with Federal and State Agencies. Nothing in this Consulting Agreement shall be construed to prohibit Naslund from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern or any public safety concern to the Nuclear Regulatory Commission (“NRC”), the Department of Labor or any other federal or state governmental agency, or any federal or state elected officials or their staff, and shall not be construed to prohibit Naslund from participating in any way as a witness or claimant (for other than monetary damages or re-employment) in any state or federal administrative, judicial or legislative proceeding or investigation with respect to any of the matters identified in this paragraph. Naslund agrees to cooperate fully in any investigation conducted by the NRC, Ameren, the Company, or any state or governmental agency relating to the matters occurring during Naslund’s employment or consulting term at Ameren.

Initialed by Charles D. Naslund CDN

12.    Complete Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof; supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; and resolves all matters, claims and disputes between the parties. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party will be bound by or be liable for any alleged representation, promise or inducement not so set forth.
13.    Amendment. This Agreement may be amended only in a writing signed by both parties.
14.    Waiver. The waiver by Ameren of a breach of any provision of this Agreement by Naslund shall not operate or be construed as a waiver of any subsequent breach by Naslund. The waiver by Naslund of a breach of any provision of this Agreement by Ameren shall not operate or be construed as a waiver of any subsequent breach by Ameren.
15.    Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
16.    Nonalienation of Benefits. Naslund shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.
17.    Attorneys’ Fees. Naslund and Ameren agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, unless otherwise noted, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.
18.    Complete Payment. Except as provided under the applicable provisions of Section 1, Naslund shall not be entitled to receive any other payments or benefits from Ameren for his services as a consultant including any severance benefits.
19.    Arbitration.  Other than disputes pertaining to rights Naslund may have under an employee benefit plan of Ameren or Naslund’s obligations under Section 3 of this Agreement, any dispute regarding any aspect of Naslund’s termination of employment from Ameren or this Agreement, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Claim”), will be exclusively submitted to arbitration before a neutral arbitrator.  If Ameren and Naslund (the “Parties”) are unable to agree upon a neutral arbitrator, the Parties will obtain a list of five arbitrators from the American Arbitration Association.  Naslund, first, and then Ameren will alternately strike names from the list until only one name remains; the remaining person shall be the arbitrator.  Arbitration of Arbitrable Claims shall be in accordance with the Employment Arbitration Rules of the American Arbitration Association.  Arbitration proceedings shall be held in such location as mutually agreed upon by the Parties.  The arbitrator

Initialed by Charles D. Naslund CDN

shall determine the prevailing party in the arbitration.  The arbitrator shall be permitted to award only those remedies otherwise available in law or equity which are requested by the Parties, are appropriate for the claims, and are supported by credible, relevant evidence.  Other than disputes pertaining to rights Naslund may have under an employee benefit plan of Ameren or Naslund’s obligations under Section 3 of this Agreement, Naslund and Ameren agree that this arbitration shall be the exclusive means of resolving any Arbitrable Claim and that no other action will be brought by the Parties in any court or other forum.  Notwithstanding the above, any Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.
20.    Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section 3(a)-(h) above, or any part thereof, to be unreasonable or unenforceable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision to the maximum extent permitted by applicable law and enforce such provision as so reduced or restricted. In its revised or modified form, such provision shall then be enforceable. Naslund and Ameren intend to and hereby confer jurisdiction to enforce the covenants contained in Section 3(a)-(h) upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states will hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Ameren’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.
21.    Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.
(i)    If to Ameren, to:
Ameren Corporation
1901 Chouteau
St. Louis, MO 63166
Attn: Senior Vice President, General Counsel and Secretary

Initialed by Charles D. Naslund CDN

(ii)    If to Naslund, to the last address of Naslund that he provided to Ameren.
22.    Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Missouri to the extent not preempted by the Employee Retirement Income Security Act of 1974.
23.    Naslund Acknowledgment. Naslund agrees that he is signing this Agreement knowingly, voluntarily, and with a complete understanding of its significance, that he has not been coerced, threatened or intimidated into signing this Agreement, that he has not been promised anything else in exchange for signing this Agreement, and that he has had reasonable and sufficient time to consider this Agreement.
24.    Code Section 409A Compliance. Ameren and Naslund acknowledge that due to the nature of the expected consulting services Naslund will perform for Ameren that Naslund will incur a “separation from service” under Section 409A of the Internal Revenue Code (“Section 409A”) as of February 28, 2015. As a result, any retirement benefits or deferred compensation subject to Section 409A of the Code will be made no earlier than September 1, 2015, the first day of the seventh month following such date.
25.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
26.    Contra Proferentem. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party, including without limitation the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.
* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Charles D. Naslund /s/ Charles D. Naslund	Ameren Services Company /s/ Mark C. Lindgren Mark C. Lindgren, Vice President and Chief Human Resources Officer, Ameren Services Company
Dated: 3/2/15	Dated: 3/2/2015